QuickLinks -- Click here to rapidly navigate through this document

REOFFER PROSPECTUS

Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-90645 and 333-75418

MAGNETEK, INC.
Common Stock
($.01 par value)
2,000,000 Shares

        This Prospectus relates to 2,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Magnetek, Inc. ("Magnetek" or the "Company"), including 2,000,000 Preferred Stock Purchase Rights, one of which attaches to each share of Common Stock issued during the term of, and pursuant to, the Rights Agreement dated as of March 4, 1997 by and between Magnetek, Inc. and the Bank of New York, as Rights Agent, which have previously been issued or may in the future be issued pursuant to awards granted to date under the 1999 Stock Incentive Plan of Magnetek, Inc. (the "Plan") to, and which may be offered for resale from time to time by, certain executive officers of the Company named in Annex I hereto (the "Selling Stockholders").

        The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (hereinafter, the "Securities"). The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Securities.

        The Common Stock is listed on the New York Stock Exchange (Symbol: MAG).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

The date of this Prospectus is December 18, 2001.

WHERE YOU CAN FIND MORE INFORMATION

        The Company has filed a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

        The Company files annual, quarterly and special reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any reports, statements or other information the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The Company's filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov). The Company's Common Stock is listed on the New York Stock Exchange, and the reports, proxy and information statements and other information filed by the Company with the New York Stock Exchange can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

INCORPORATED DOCUMENTS

        The SEC allows the Company to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

        The following documents heretofore filed by the Company with the SEC are incorporated herein by reference and made a part of this Prospectus:

        (1)  The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

        (2)  The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001; and

        (3)  The description of the Common Stock contained in the Company's Registration Statements on Form 8-A filed April 21, 1989 and March 14, 1997, together with any amendment or report filed with the SEC for the purpose of updating such description.

        In addition, all reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to Magnetek, Inc., Attention: General Counsel, 10900 Wilshire Boulevard, Suite 850, Los Angeles, CA 90024-6501, telephone number (310) 208-1980.

THE COMPANY

        Magnetek, which was organized in 1984, manufactures and markets a diverse group of electrical equipment products. The Company's principal executive offices are located at 10900 Wilshire Boulevard, Suite 850, Los Angeles, CA 90024-6501, and its telephone number is (310) 208-1980. Additional information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (which is incorporated herein by reference).

SELLING STOCKHOLDERS

        The table attached as Annex I hereto sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over two years), (c) the number of Securities which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in Annex I may be amended or supplemented from time to time.

USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

PLAN OF DISTRIBUTION

        Sales of the Securities offered hereby may be made on the New York Stock Exchange or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by such stockholder.

        The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

        There is no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        The validity of the Common Stock has been passed upon for the Company by Tina D. McKnight, its Vice President, General Counsel and Secretary. Ms. McKnight owns 282 shares of Common Stock and options to purchase 30,000 shares of Common Stock, excluding shares of Common Stock, if any, held by the Magnetek FlexCare Plus Retirement Savings Plan or the Magnetek Deferral Investment Plan.

ANNEX I

				Shares to be Beneficially Owned upon Completion of Offering(1)(3)
		Shares of Common Stock Beneficially Owned as of May 31, 2002(1)
Selling Stockholder	Relationship to Company During Last Three Years		Shares Offered Hereby(2)
				Number	Percent
Andrew G. Galef	Chairman since 7/84, President and Chief Executive Officer since 5/99	1,802,545	331,654	1,470,891	6.54%
Antonio Canova	Executive Vice President since 10/93	402,700	123,489	279,211	1.23%
Alexander Levran	Senior Vice President, Technology since 1/95	429,911	100,625	329,286	1.46%
Richard L. Pratt	Executive Vice President since 11/00; President and General Manager, Drives & Systems from 5/00 to 11/00; Vice President, Sales and Marketing from 7/99 to 5/00	285,134	105,134	180,000	*
David P. Reiland	Senior Vice President since 7/96 and Chief Financial Officer since 7/88	558,593	111,141	447,452	1.99%
John P. Colling, Jr.	Vice President and Treasurer since 7/80	231,675	102,700	128,975	*
Tina D. McKnight	Vice President, General Counsel and Secretary since 9/00	33,782	33,500	282	*

*
Less than one percent.

(1)
Assumes that all options to acquire shares are exercisable within 60 days, although unvested options actually vest over two years. Includes, for certain Selling Stockholders, (a) shares held by limited partnerships, trusts or spouses, as to which such Selling Stockholders disclaim beneficial ownership, and (b) shares held in the MagneTek FlexCare Plus Retirement Savings Plan (a 401(k) plan). Percentage ownership has been calculated based on the outstanding share information available in the Company's latest publicly available filing.

(2)
Assumes that all options to acquire shares are exercisable immediately.

(3)
Assumes that all outstanding options owned by such individual are exercised and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.

QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATED DOCUMENTS
THE COMPANY
SELLING STOCKHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
INTERESTS OF NAMED EXPERTS AND COUNSEL
ANNEX I